Exhibit 4.5

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE AND SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS. THE RIGHTS OF HOLDER HEREOF ARE SUBORDINATED TO OBLIGATIONS OF THE COMPANY TO HOLDERS OF SENIOR INDEBTEDNESS (AS DEFINED BELOW) OF THE COMPANY.

MOVANO INC.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

Note No.: _______
$ [ ● ]	Made as of [__], 2020

Subject to the terms and conditions of this Note, for value received, Movano Inc., a Delaware corporation (the “Company”) hereby promises to pay to the order of [●] or registered assigns (“Holder”), the principal sum of [●] Dollars ($[●]), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest accrued on the unpaid principal amount at the Applicable Rate (as defined below). Interest shall begin to accrue on the date of this Note and shall continue to accrue on the outstanding principal until the entire Balance is paid (or converted, as provided in Section 6), and shall be computed based on the actual number of days elapsed and on a year of 365 days.

This Note has been issued pursuant to that certain Note Purchase Agreement, dated as of February [●], 2020 (the “Purchase Agreement”), by and among the Company, the original holder of this Note and certain other investors and is subject to the provisions of the Purchase Agreement. This Note is subordinated to all indebtedness of the Company to banks, commercial finance lenders or other lending institutions regularly engaged in the business of lending money (the “Senior Indebtedness”), whether now existing or hereafter arising, in each case whether direct or indirect, absolute or contingent, due or to become due. The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees.

1. DEFINITION. The following definitions shall apply for purposes of this Note.

“Actual Conversion Amount” means all (or if permitted by the terms of this Note, that lesser portion) of the Balance actually converted into Conversion Stock pursuant to Section 6.1 or Section 6.2, as applicable, on an Actual Conversion Date, including, if accrued interest and expenses convert pursuant to the terms of this Note, interest and expenses accrued through such Actual Conversion Date and actually converted into Conversion Stock.

“Actual Conversion Date” means a date on which all (or if permitted by this Note, a lesser portion) of the Balance of this Note is converted pursuant to Section 6.1 or Section 6.2, as applicable.

“Affiliate” has the meaning ascribed to it in Rule 144 promulgated under the Securities Act.

“Applicable Rate” means a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) four percent (4%) per annum.

“Balance” means, at the applicable time, the sum of all then outstanding principal of this Note, all then accrued but unpaid interest and all other amounts then accrued but unpaid under this Note.

“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.

“Change of Control” means (i) a consolidation or merger involving the Company if the holders of the voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger do not, immediately after the consummation of such consolidation or merger, hold voting securities that collectively possess at least a majority of the voting power of all the outstanding securities of the surviving entity of such consolidation or merger or such surviving entity’s parent entity; (ii) a transfer (in a single transaction or series of related transactions) by one or more stockholders to one Person or to any group of Persons acting in concert, of outstanding shares of the Company’s capital stock then collectively possessing a majority or more of the voting power of all then outstanding shares of the Company’s capital stock (computed on an as-converted to common stock basis); or (iii) any sale or other disposition of all or substantially all of the assets of the Company.

“Common Stock” means the Company’s Common Stock, par value $0.0001 per share.

“Common Stock Equivalents” means all shares of Common Stock issued and outstanding at the applicable time, assuming full conversion or exercise of all then issued and outstanding securities of the Company that are exercisable for or convertible into Common Stock of the Company, excluding all shares of Common Stock reserved for issuance upon exercise of stock options or stock awards to be granted in the future under any stock option or equity incentive plan of the Company and all shares of Common Stock issuable upon conversion of the Notes (as defined below).

“Conversion Price” means (a) in the case of a conversion pursuant to Section 6.1 in connection with the Next Financing, an amount equal to the lower of (i) 80% of the lowest per-share selling price of such Conversion Stock sold by the Company at the Next Financing or (ii) the implied per share price determined by dividing $60,000,000 by the total number of Common Stock Equivalents immediately prior to Next Financing Closing, (b) in the case of a conversion pursuant to Section 6.2.1 in connection with a Non-Qualified Financing, an amount equal to the lowest per share selling price of Nonqualified Preferred Stock sold by the Company for new cash investment in the Non-Qualified Financing, (c) in the case of a conversion pursuant to Section 6.2.2 upon the Maturity Date, an amount equal to the implied per share price determined by dividing $60,000,000 by the total number of Common Stock Equivalents as of the Maturity Date, (d) in the case of a conversion pursuant to Section 6.2.3 in the connection with the Change of Control, an amount equal to the implied per share price determined by dividing $60,000,000 by the total number of Common Stock Equivalents immediately prior to such Change of Control and (e) in the case of a conversion pursuant to Section 6.2.4 in connection with the IPO, an amount equal to the lower of (i) 80% of the lowest per-share selling price of such Conversion Stock sold by the Company in the IPO or (ii) the implied per share price determined by dividing $60,000,000 by the total number of Common Stock Equivalents immediately prior to closing of the IPO. The Conversion Price is subject to adjustment as provided herein.

“Conversion Stock” means (a) in the case of a conversion pursuant to Section 6.1 in connection with the Next Financing, the Company’s capital stock that is sold by the Company in the Next Financing, (b) in the case of a conversion pursuant to Section 6.2.1 in connection with a Non-Qualified Financing, the Company’s capital stock that is sold by the Company in the Non-Qualified Financing, (c) in the case of a conversion pursuant to Section 6.2.2 upon the Maturity Date, the most senior series of Preferred Stock outstanding as of the Maturity Date, (d) in the case of a conversion pursuant to Section 6.2.3 in the connection with the Change of Control, the most senior series of Preferred Stock outstanding immediately prior to such Change of Control and (e) in the case of a conversion pursuant to Section 6.2.4 in connection with the IPO, Common Stock. The number and character of shares of Conversion Stock are subject to adjustment as provided in this Note and the term “Conversion Stock” shall include the stock or other securities and property that are, on an Actual Conversion Date, receivable or issuable upon such conversion of this Note in accordance with its terms.

“Event of Default” has the meaning set forth in Section 5.

“Financing Document” means each of this Note, the Notes, the Purchase Agreement, and any document entered into, executed or delivered under or in connection with, or for the purpose of amending, any of such documents.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“IPO” the meaning set forth for such term in the Charter (as defined in the Purchase Agreement).

“Lost Note Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and an indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.

“Majority Holders” has the meaning set forth for such term in Section 6.8 of the Purchase Agreement.

“Maturity Date” means the earlier of (a) the date that is twenty four (24) months from the Closing (as defined in the Purchase Agreement) or (b) the time at which the Balance of this Note is due and payable upon an Event of Default; provided, however that if the Event of Default is cured as permitted in this Note, then the Maturity Date shall not thereafter be deemed to have occurred with regard to such Event of Default under this clause (b).

“Next Financing” means the Company’s next sale of its Common Stock or Preferred Stock in a single transaction or in a series of related transactions in each case occurring on or before the Maturity Date, for an aggregate gross purchase price paid to the Company of no less than Five Million Dollars ($5,000,000) (excluding the principal amount of and accrued interest or any other amounts owing on all Notes converted into Conversion Stock in such sale).

“Next Financing Closing” the initial closing of the Next Financing.

“Note” means this Convertible Promissory Note.

“Notes” means a series of convertible promissory notes aggregating up to Seven Million ($7,000,000) in original principal amount issued under the Purchase Agreement, of which this Note is one, each such note containing substantially identical terms and conditions as this Note.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.

“Preferred Stock” means the Company’s Preferred Stock, $0.0001 par value per share, whether or not yet authorized as of the date hereof.

“Principal Balance” means, at the applicable time, all the then outstanding principal of this Note.

“Securities Act” means the Securities Act of 1933, as amended.

2. PAYMENT OR CONVERSION AT MATURITY DATE; INTEREST.

2.1 Conversion at Maturity Date. If this Note has not been previously converted (as provided in Section 6), then the principal amount of this Note, all accrued and unpaid interest and all other amounts accrued under this Note shall be converted to Conversion Stock at the Conversion Price.

2.2 Payment of Interest. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

3. NO PREPAYMENT. Except with regard to the conversion of this Note under Section 6, the Company may not pay any unpaid Balance of this Note before it becomes due.

4. NOTES PARI PASSU; APPLICATION OF PAYMENTS. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries under any other Financing Document payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Balances of all outstanding Notes on the basis of their original principal amount. Subject to Section 6 and the foregoing provisions of this Section, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full. If after all applications of such payments have been made as provided in this Section, then the remaining amount of such payment that are in either case in excess of the aggregate Balance of all outstanding Notes, shall be returned to the Company.

5. EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder:

(a) The Company fails to make any payment when due under this Note on the applicable due date;

(b) A receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation; or

(c) The Company’s Board of Directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company.

Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall (i) in the case of any Event of Default under Section 5(b), become immediately due and payable in full without further notice or demand by Holder and (ii) in the case of any Event of Default other than under Section 5(b), become immediately due and payable upon written notice by or on behalf of the affected Holder(s) to the Company but only if such notice is given with the prior written consent of the Majority Holders. Notwithstanding any other provision of this Note, or of the other Financing Documents, Holder agrees that Holder will exercise Holder’s rights and remedies under this Note and the other Financing Documents only in concert with all other holders of outstanding Notes as provided in the Financing Documents and will not take any action, including commencement or prosecution of litigation or any other proceeding to collect this Note, except as agreed by the Majority Holders.

6. CONVERSION.

6.1 Conversion in Next Financing. If the Company has not paid or otherwise converted the entire Balance before the Next Financing Closing, then, at the Next Financing Closing, the entire Balance then outstanding shall automatically be cancelled and converted into that number of shares of Conversion Stock obtained by dividing (a) the entire Balance by (b) the Conversion Price then in effect. Such conversion shall be deemed to occur under this Section 6.1 as of immediately prior to the Next Financing Closing, without regard to whether Holder has then delivered to the Company this Note (or the Lost Note Documentation where applicable) or executed any other documents including, if applicable, the investors’ rights, co-sale, voting or other agreements, required to be executed by the investors purchasing the Conversion Stock in the Next Financing. Holder agrees to execute all of the documents executed by the investors in the Next Financing, including but not limited to a definitive Stock Purchase Agreement and an agreement encompassing a market stand-off provision.

6.2 Conversion Other than upon Next Financing.

6.2.1 Optional Conversion in Nonqualified Financing. If at any time while this Note is still outstanding the Company sells capital stock in a single transaction or in a series of related transactions that does not constitute a Next Financing (such financing a “Nonqualified Financing” and such shares of capital stock, the “Nonqualified Stock”), then, at the closing of the Nonqualified Financing (a “Nonqualified Financing Closing”), the entire Balance then outstanding may be converted, at the option of the Holder, into that number of shares of Nonqualified Stock determined by dividing (i) the entire Balance by (ii) the Conversion Price then in effect. Such conversion shall be deemed to occur under this Section 6.2.1 as of immediately prior to the Nonqualified Financing Closing, without regard to whether Holder has then delivered to the Company this Note (or the Lost Note Documentation where applicable) or executed any other documents including, if applicable, the investors’ rights, co-sale, voting or other agreements, required to be executed by the investors purchasing the Conversion Stock in the Nonqualified Financing. Holder agrees to execute all of the documents executed by the investors in the Nonqualified Financing, including but not limited to a definitive Stock Purchase Agreement and an agreement encompassing a market stand-off provision.

6.2.2 Maturity Date Conversion. If the Company has not paid or otherwise converted the entire Balance before the Maturity Date, then on the Maturity Date, all of the Balance then outstanding will automatically convert into Conversion Stock at the Conversion Price then in effect. Conversion shall be deemed to have occurred under this Section 6.2.2 at the close of business on the Maturity Date.

6.2.3 Change of Control. If at any time before payment or conversion of the entire Balance, the Company effects a Change of Control, all of the Balance outstanding immediately prior to such Change of Control will automatically convert into Conversion Stock at the Conversion Price.

6.2.4 Initial Public Offering. If at any time before payment or conversion of the entire Balance, the Company consummates an IPO, all of the Balance outstanding immediately prior to the IPO will automatically convert into Conversion Stock at the Conversion Price.

6.3 Termination of Rights. Except for the right to obtain certificates representing the Conversion Stock under Section 7, all rights with respect to this Note shall terminate upon the effective conversion of the entire Balance of the Note as provided in Section 6.1 or 6.2, whichever is applicable. Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company (or Lost Note Documentation where applicable) as soon as practicable after conversion. In any event, Holder shall not be entitled to receive any stock certificates representing the shares of Conversion Stock issuable upon conversion of this Note unless and until Holder has surrendered the original of this Note (or Lost Note Documentation where applicable).

7. CERTIFICATES; NO FRACTIONAL SHARES. Subject to Section 6.3, as soon as practicable after conversion of this Note pursuant to Section 6.1 or 6.2, as applicable, the Company at its expense will cause to be issued in the name of Holder and to be delivered to Holder, a certificate or certificates for the number of shares of Conversion Stock to which Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Company’s Certificate of Incorporation and Bylaws and by any agreement between the Company and Holder), together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note. No fractional shares shall be issued upon conversion of this Note. If upon any conversion of this Note (and after aggregating the amounts of all other Notes held by the same Holder which are converted at the same time as this Note), a fraction of a share would otherwise be issued, then in lieu of such fractional share, the Company shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable Conversion Price.

8. ADJUSTMENT PROVISIONS. So long as any of the Balance of this Note remains outstanding and the conversion right under Section 6 has not terminated, the number and character of shares of Conversion Stock issuable upon conversion of this Note upon an Actual Conversion Date and, to the extent set forth in this Section 8, the Conversion Price therefor, are each subject to adjustment upon each occurrence of an adjustment event described in Sections 8.1 through 8.4 occurring between the date this Note is issued and such Actual Conversion Date.

8.1 Adjustment for Stock Splits and Stock Dividends. The Conversion Price and the number of shares of Conversion Stock shall each be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or other similar event affecting the number of outstanding shares of Conversion Stock without the payment of consideration to the Company therefor at any time before an Actual Conversion Date.

8.2 Adjustment for Other Dividends and Distributions. If the Company shall make or issue, or shall fix a record date for the determination of eligible holders of its capital stock entitled to receive, a dividend or other distribution payable with respect to the Conversion Stock that is payable in securities of the Company (other than issuances with respect to which adjustment is made under Sections 8.1 or 8.3), or in assets (other than cash dividends) (each, a “Dividend Event”), and such dividend or other distribution is actually made, then, and in each such case, Holder, upon conversion of an Actual Conversion Amount at any time after such Dividend Event, shall receive, in addition to the Conversion Stock issuable upon such conversion of the Note, the securities or other assets that would have been issuable to Holder had Holder, immediately prior to such Dividend Event, converted such Actual Conversion Amount into Conversion Stock.

8.3 Adjustment for Consolidation or Merger. If the Company shall consolidate with or merge into one or more other corporations or other entities, and pursuant to such consolidation or merger stock, other securities or other property is issued or paid to holders of Conversion Stock (each, a “Reorganization Event”), then, and in each such case, Holder, upon conversion of an Actual Conversion Amount after the consummation of such Reorganization Event, shall be entitled to receive (in lieu of the stock or other securities and property that Holder would have been entitled to receive under the terms of this Note upon such conversion but for such Reorganization Event), the stock or other securities or property that Holder would have been entitled to receive upon the consummation of such Reorganization Event if, immediately prior to such Reorganization Event, Holder had converted such Actual Conversion Amount into Conversion Stock, all subject to further adjustment as provided in this Note, and the successor corporation or other successor entity in such Reorganization Event shall duly execute and deliver to Holder a supplement to this Note acknowledging such corporation’s or other entity’s obligations under this Note; and in each such case, the terms of the Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after the consummation of such Reorganization Event.

8.4 Conversion of Stock. In each case not otherwise covered in Section 8.3 where (a) all the outstanding Conversion Stock is converted, pursuant to the terms of the Company’s Certificate of Incorporation, into Common Stock or other securities or property, or (b) the Conversion Stock otherwise ceases to exist or to be authorized under the Company’s Certificate of Incorporation (each a “Stock Event”), then Holder, upon conversion of this Note at any time after such Stock Event, shall receive, in lieu of the number of shares of Conversion Stock that would have been issuable upon conversion of this Note immediately prior to such Stock Event, the stock or other securities and property that Holder would have been entitled to receive upon the Stock Event, if immediately prior to such Stock Event, Holder had converted the Actual Conversion Amount into Conversion Stock.

8.5 Notice of Adjustments. The Company shall promptly give written notice of each adjustment of the Conversion Price or the number or type of shares of Conversion Stock or other securities or property issuable upon conversion of this Note that is required under this Section 8. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

8.6 No Change Necessary. The form of this Note may, but need not, be changed because of any adjustment in the Conversion Price or in the number or type of shares of Conversion Stock issuable upon its conversion.

8.7 Reservation of Stock. If the number of shares of Conversion Stock or other securities authorized and reserved for issuance upon conversion of this Note shall not be sufficient to effect the conversion of the Balance of this Note, then the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Conversion Stock or other securities issuable upon conversion of this Note as shall be sufficient for such purpose.

9. PROVISIONS RELATING TO STOCKHOLDERS RIGHTS.

9.1 Rights as Investor. Upon conversion of the Balance in connection with the Next Financing or the Nonqualified Financing, as applicable, Holder shall be entitled to the rights and be subject to all other obligations of the investors in the Conversion Stock issued in the Next Financing or the Nonqualified Financing, as applicable.

9.2 “Market Stand-Off” Agreement. Holder hereby agrees that Holder shall be bound by the market standoff provision set forth in Amended and Restated Registration Rights Agreement, dated as of March 28, 2019.

9.3 No Voting or Other Rights. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company, unless and until (and only to the extent that) this Note is actually converted into shares of the Company’s capital stock in accordance with its terms. In the absence of conversion of this Note into Conversion Stock, no provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

10. REPRESENTATIONS AND WARRANTIES OF HOLDER.

In order to induce the Company to enter into the Financing Documents and issue this Note to the original Holder, the original Holder has made representations and warranties to the Company as set forth in the Purchase Agreement.

11. GENERAL PROVISIONS.

11.1 Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

11.2 Attorneys’ Fees. In the event any party is required to engage the services of an attorney for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.

11.3 Transfer. Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company to any Affiliate of Holder (including an affiliated venture capital fund) who executes and delivers to the Company an acknowledgement that such Affiliate agrees to be subject to, and bound by, all the terms and conditions of this Note and satisfies the Company that such transfer complies with state and federal securities laws. Subject to the foregoing, the rights and obligations of the Company and Holder under this Note and the other Financing Documents shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees, provided, however, that the Company may not assign its obligations under this Agreement without the written consent of the Majority Holders.

11.4 Governing Law. This Note shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within the State of California, without reference to principles of conflict of laws or choice of laws.

11.5 Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

11.6 Notices. Unless otherwise provided herein, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (a) at the time of personal delivery, if delivery is in person; (b) one (1) Business Day after deposit with an express overnight courier for United States deliveries, or three (3) Business Days after deposit with an international express overnight air courier for deliveries outside of the United States, in each case with proof of delivery from the courier requested; or (c) four (4) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries, when addressed to the party to be notified at the address indicated for such party in Section 6.6 of the Purchase Agreement, or at such other address as any party hereto may designate for itself to receive notices by giving ten (10) days’ advance written notice to all other parties in accordance with the provisions of this Section.

11.7 Amendments and Waivers. This Note and all other Notes issued under the Purchase Agreement may be amended and provisions may be waived by the Note holders and the Company as provided in Section 6.8 of the Purchase Agreement. Any amendment or waiver effected in accordance with Section 6.8 of the Purchase Agreement shall be binding upon each holder of any Notes at the time outstanding, each future holder of the Notes and the Company.

11.8 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Subordinated Convertible Promissory Note to be signed in its name as of the date first written above.

THE COMPANY

MOVANO INC.

By:

Name:

Title

AGREED AND ACKNOWLEDGED:

HOLDER

[NAME OF HOLDER]

By:

Name:

Title:

[Signature Page to Subordinated Convertible Promissory Note of Movano Inc.]